Exhibit 21

Subsidiaries of Tetra Tech, Inc.

NAME	JURISDICTION OF FORMATION
Advanced Management Technology, Inc.	Virginia
American Environmental Group, Ltd.	Ohio
Amyx, Inc.	Delaware
ARD, Inc.	Vermont
Ardaman & Associates, Inc.	Florida
BlueWater Federal Solutions, Inc.	Delaware
Cosentini Associates, Inc.	New York
Global Tech Inc.	Virginia
Glumac	California
Hoare Lea LLP	United Kingdom
INDUS Corporation	Virginia
Management Systems International, Inc.	District of Columbia
PRO-telligent, LLC	Delaware
Rooney Engineering, Inc.	Colorado
RPS AAP Consulting Pty Ltd	Australia
R P S Group Limited	United Kingdom
Segue Technologies, Inc.	Virginia
Tetra Tech Australia Pty Ltd	Australia
Tetra Tech BAS, Inc.	California
Tetra Tech Canada Holding Corporation	Canada
Tetra Tech Canada, Inc.	Canada
Tetra Tech Coffey Pty Ltd	Australia
Tetra Tech Construction, Inc.	New York
Tetra Tech EC, Inc.	Delaware
Tetra Tech EMC, Inc.	California
Tetra Tech ES, Inc.	Delaware
Tetra Tech Executive Services, Inc.	California
Tetra Tech Holding LLC	Delaware
Tetra Tech Holdings Pty Ltd.	Australia
Tetra Tech International Development Pty Ltd	Australia
Tetra Tech Limited	United Kingdom
Tetra Tech RPS Energy Pty Ltd	Australia
Tetra Tech Tesoro, Inc.	Virginia
Tetra Tech UK Holdings Limited	United Kingdom
The Kaizen Company, LLC	District of Columbia